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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-3) and related Prospectus of Mallinckrodt Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated August 12, 1998 (except for the restatement related to purchased research and development referred to in Note 2, as to which the date is January 26, 1999), with respect to the consolidated financial statements and schedules of Mallinckrodt Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1998, as amended by Form 10-K/A filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
St. Louis, Missouri

April 30, 1999